Exhibit 10.4
Patent Assignment Agreement
(English Translation)

Party A Harbin Tianmu Pharmaceuticals Company Limited
Party B Harbin Lanhai Biochemical Company Limited

1.	Medicine name: Lanhai Spirulina Calcium Tablet
2.	Agreement period: November 1,2008- October 30, 2013
3.	Patent approval no:2007100725947; application date: August 20, 2007; approval date: March 14,2008
4.	Rights and obligation
1)	Party A shall have manufacture rights for this product and shall have all the rights for the patent.
2)	Party B shall shall provide all the formula and technology related to “Lanhai Spirulina Calcium Tablet”
3)	Party B shall provide all the necessary approval documents from the government.
4)	Party A shall in charge of manufacturing and sales for this product and comply on all the manufacture requirement.
5)	Party B shall continue to provide technical support for this product

5.	Main ingredients: Spirulina, oyster,sealwort,arillus longan, medlar, Chinese yam
6.	Total amount: $1,200,000
7.	Terms of Payment: Party A shall pay $1,200,000 in full by October 31, 2008
8.
Arbitration: All disputes in connection with this agreement thereof shall be settled friendly through negotiations. In case no settlement can be reached, the case will be sent to the Party A’s district court.

9.	This agreement is made out in two originals, one for each party. Both of them have the same force and effect. This agreement will be effective after the general managers of both parties sign.

Party A Harbin Tianmu Pharmaceuticals Company Limited
General Manager: Mingli Yao

Party B Harbin Lanhai Biochemical Company Limited
General Manager: Shaobin Yu